Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-3/A constituting part of the Registration Statement on Form S-3/A of our report dated September 19, 2025, related to the consolidated financial statements of Trio-Tech International as of June 30, 2025 and for the years then ended, which appears in the Annual Report on Form 10-K of Trio-Tech International for the year ended June 30, 2025. We also consent to the reference to our Firm under the caption “Experts” in this Form S-3/A.

/s/ Forvis Mazars LLP

Singapore

December 12, 2025